CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to the incorporation by reference in the Form S-8 registration statement filed on December 21, 2004, of our report dated May 2, 2005, included in Liberty Star Gold Corp.’s Form 10-KSB for the year ended January 31, 2005 and to all references to our Firm included in this registration statement.

/s/ Semple & Cooper, LLP

Phoenix, Arizona

May 6, 2005